Exhibit 99.1

Interactive Intelligence Reports Year-End Financial Results

INDIANAPOLIS, Jan. 27, 2004 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of software for IP telephony, contact center automation, unified communications, and customer self-service, today reported revenue of $12.9 million and a net loss of $1.2 million, or $0.08 per share, for the fourth quarter ended Dec. 31, 2003. For the fourth quarter of 2002, revenue was $11.8 million and net loss was $2.0 million, or $0.13 per share.

For the total year ended Dec. 31, 2003, Interactive Intelligence reported revenue of $51.5 million and a net loss of $5.9 million, or $0.38 per share. For the total year ended Dec. 31, 2002, revenue was $47.8 million and net loss was $7.7 million, or $0.50 per share.

Net loss for the year ended Dec. 31, 2003 on a pro forma basis was $2.4 million, or $0.16 per share, an improvement compared to the $6.9 million pro forma net loss, or $0.45 per share, reported for the year ended Dec. 31, 2002.

Pro forma results for all periods exclude restructuring expenses and exit costs related to relocating Interactive Intelligence’s worldwide headquarters. Interactive Intelligence believes that these pro forma results are meaningful because they exclude certain expenses that are not indicative of the ongoing cost of operations. Consequently, the company establishes internal performance targets and analyzes performance based primarily on such pro forma results.

“We are pleased to report record annual revenues,” said Dr. Donald E. Brown, president and chief executive officer of Interactive Intelligence. “In addition, we continue to achieve increasing gross profit and reductions in on-going operating expenses.

“Our goal for 2004 is to increase our software revenue. We believe that a number of initiatives we are undertaking, along with new agreements with resellers such as SBC for our Communité™ product, and Datacraft for customers in India, will contribute to realizing this goal. In addition, we’ve already begun customer installations for the newest version of our contact center product, CIC version 2.3, with very positive feedback.”

Helping to make the fourth quarter a success were new orders from customers such as Amway Austria, Amway Germany, Baxter Healthcare Corp., FurnitureFind.com, Granite State Management Resources,  iTouchPoint Technologies LLC, and Lockheed Martin, as well as follow-on orders from Cinergy Communications, Kohl’s, PeopleSoft, Price Waterhouse Coopers BV., Sony Korea, Walgreen Co., and others.

Interactive Intelligence continued to make progress on the product front, releasing an upgrade to its unified communications software, Communité™, and announcing the beta release of new speech recognition capabilities for which the company has filed patents.

Interactive Intelligence also announced an agreement with Polycom designed to provide better packaging and price competitiveness of its SIP-based IP PBX software, Enterprise Interaction Center® (EIC).

EIC received third-party validation in October with a NetWORKs As Advertised certification from

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independent test lab, Miercom. EIC also won Internet Telephony Magazine’s Best of Show and Product of the Year awards, and CIC was named Product of the Year by Customer Inter@ction Solutions Magazine.

Based on the all-software version of its product line released in the third quarter, industry analyst firm, Gartner, Inc., published a First Take entitled, “Interactive Intelligence Leads in All-software IP Telephony” (Oct. 28, 2003, Isabel Montero and Steve Blood, http://www3.gartner.com/DisplayDocument?id=413962&ref=g_search).

The company finished off the year by announcing inclusion for the third straight year in Software Magazine’s Top 500 list, a compilation of the world’s largest software and services companies based on revenue.

Interactive Intelligence is hosting a conference call to discuss fourth quarter and year-end results today at 4:30 p.m. Eastern time (EST), featuring Dr. Brown, and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-800-633-8406 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence 2003 year-end earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page, accessible from its Web site at http://www.ININ.com. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@ININ.com.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent awards include Software Magazine’s 2003 Top 500 Global Software and Services Companies, Network Computing Magazine’s 2003 Editor’s Choice, Internet Telephony Magazine’s 2003 Editor’s Choice and Product of the Year, and Customer Inter@ction Solutions Magazine’s 2003 Product of the Year.  Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, Ind. The company has 12 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

The non-GAAP financial measure (pro forma net loss without restructuring and other charges) presented in the text of this press release and accompanying supplementary financial information represents a financial measure used by the company’s management to evaluate the operating performance of the company. The company’s management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of our business because it excludes expenses (related to the restructuring of the company’s operations and relocation of its worldwide headquarters) that are not indicative of the ongoing costs of operations. Please see the attached statements of operations for reconciliation of our non-GAAP net loss number to our GAAP net loss number for the periods presented.  Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2004 Interactive Intelligence Incorporated.  All rights reserved.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@ININ.com

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Interactive Intelligence, Inc.

Condensed Consolidated Balance Sheets

 (in thousands)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$12,461	$5,913
Short-term investments	3,008	9,331
Accounts receivable, net	8,956	9,047
Prepaid expenses	1,958	2,170
Other current assets	418	73
Total current assets	26,801	26,534
Property and equipment, net	5,857	7,586
Other assets, net	601	1,046
Total assets	$33,259	$35,166

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$2,800	$—
Accounts payable and accrued liabilities	4,544	3,203
Accrued compensation and related expenses	1,349	995
Deferred software revenues	8,745	12,102
Deferred services revenues	12,030	9,882
Total current liabilities	29,468	26,182
Shareholders’ equity:
Preferred stock	—	—
Common stock	157	155
Additional paid-in capital	64,696	64,140
Accumulated other comprehensive income	280	162
Accumulated deficit	(61,342)	(55,473)
Total shareholders’ equity	3,791	8,984
Total liabilities and shareholders’ equity	$33,259	$35,166

Interactive Intelligence, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues:
Software	$6,246	$6,274	$26,323	$28,323
Services	6,635	5,559	25,189	19,483
Total revenues	12,881	11,833	51,512	47,806

Cost of revenues:
Software	319	249	1,190	986
Services	3,040	3,315	12,451	12,123
Total cost of revenues	3,359	3,564	13,641	13,109

Gross profit	9,522	8,269	37,871	34,697

Operating expenses:
Sales and marketing	5,621	5,093	20,782	21,022
Research and development	3,184	3,785	13,443	15,142
General and administrative	1,659	1,359	6,027	5,606
Restructuring and other charges	268	92	3,440	774
Total operating expenses	10,732	10,329	43,692	42,544

Operating loss	(1,210)	(2,060)	(5,821)	(7,847)

Interest income, net	31	93	163	412

Loss before income taxes	(1,179)	(1,967)	(5,658)	(7,435)

Income taxes	61	51	211	230

Net loss	$(1,240)	$(2,018)	$(5,869)	$(7,665)

Basic and diluted:
Net loss per share	$(0.08)	$(0.13)	$(0.38)	$(0.50)

Shares used to compute net loss per share	15,705	15,500	15,627	15,423

Pro forma net loss (without restructuring and other charges)

Net loss	$(1,240)	$(2,018)	$(5,869)	$(7,665)
Restructuring and other charges	268	92	3,440	774
Pro forma net loss	$(972)	$(1,926)	$(2,429)	$(6,891)

Basic and diluted:
Pro forma net loss per share	$(0.06)	$(0.12)	$(0.16)	$(0.45)

Shares used to compute pro forma net loss per share	15,705	15,500	15,627	15,423